                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                              --------------------

     AGREEMENT, dated as of the 20th day of November, 2003, by and among Michael Foods, Inc., a Delaware corporation having its principal executive offices in Minnetonka, Minnesota (the "Company"), John D. Reedy (the "Executive"), and for the purposes of Section 6 hereof, THL Food Products Holding Co., a Delaware corporation and controlling entity of the Company ("Holdings").

     WHEREAS, Executive currently serves as a senior executive officer of the Company;

     WHEREAS, the Company recognizes the Executive's substantial contribution to the growth and success of the Company, desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company, which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company's senior management in the best interests of the Company and its shareholders; and

     WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions set forth below.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Employment Period. Subject to the terms and conditions of this Agreement, including Section 3, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company, for the period commencing on the date hereof (the "Effective Date") and ending on the second anniversary of such Effective Date (the "Employment Period"), provided, however, that commencing on the first anniversary of the Effective Date and each subsequent anniversary thereafter, the Employment Period shall automatically be extended for one additional year.

     2.   Terms of Employment.

          a.   Position and Duties.

               i. During the Employment Period, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company with the appropriate authority, duties and responsibilities attendant to such positions.

               ii. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during his normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

          b.   Compensation.

               i. Annual Base Salary. Effective immediately, and during the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of at least $400,000, the competitiveness of which shall be periodically reviewed and adjusted in accordance with Company policy. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

               ii. Annual Bonus. During the Employment Period, the Executive shall participate in such bonus arrangements as may be approved by the Compensation Committee of the Board (the "Compensation Committee") (the aggregate of all payments made under such bonus arrangements being herein referred to as the "Annual Bonus"). Executive's aggregate bonus opportunity will be no less than 100% of Annual Base Salary and the "Target Bonus" will be no less than 65% of Annual Base Salary or greater as determined by the Compensation Committee. The Annual Bonus shall be paid within two and one-half months of the end of the fiscal year of the Company to which it relates. If a Change in Control occurs, the Executive shall be paid at least the Target Bonus for the year in which such Change in Control occurs and in each subsequent year of continuing employment until the end of the Employment Period.

               iii. Long-Term Incentive Plans. The Executive shall participate in long-term incentive plans including all stock option plans and other long-term incentive plans the Company may adopt from time to time on a basis no less favorable than that provided to any other executive officer of the Company.

               iv. Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all compensation, incentive, employee benefit, welfare and other plans, practices, policies and programs and fringe benefits on a basis no less favorable than that provided to any other executive officer of the Company.

               v. Other Benefits. During the Employment Period, the Company shall reimburse the Executive for $1,500 per month for expenses related to the lease, maintenance, taxes and upkeep of an automobile of the Executive's choice.

     3.   Termination of Employment.

          a. Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties; provided that, in the event the Executive has been unable to perform his job responsibilities as a result of chronic illness, physical, mental or any other disability for 240 or more days in any consecutive 12 month period or 270 or more days in any consecutive 24 month period, then the Company shall be able to terminate the Executive's employment without providing the written notice referred to above (and the "Disability Effective Date" shall be the date of such termination). For purposes of this Agreement, "Disability" shall mean a determination by the Company in its sole discretion that Executive is unable to perform his job responsibilities as a result of chronic illness, physical, mental or any other disability for a period of six months or more.

          b. With or Without Cause. The Company may terminate the Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

               i. the continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

               ii. the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

               iii. conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto.

               iv. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer (while the Executive does not serve as such) or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii) or (iii) above, and specifying the particulars thereof in detail.

          c. Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive:

               i. the assignment to the Executive of any duties inconsistent with the Executive's title and position (including status, offices and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a)(i) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that it is specifically understood that within six months of a Change in Control the Company shall have the flexibility to appoint the Executive to a reporting relationship different from that which existed prior to the Change in Control, to make an immaterial change in Executive's duties, or to change the Executive's title provided that Executive shall not have a stature less than that of Chief Financial Officer of a business unit of the size of the Company, and it is understood that equivalent positions may have different titles;

               ii. any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement or the failure by the Company to increase such base salary each year after a Change in Control by an amount which at least equals on a percentage basis, the mean average percentage increase in base salary for all employees similarly situated during the two (2) full calendar years immediately preceding a Change in Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               iii. the failure of the Company upon a Change in Control to (A) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits, or (B) provide Executive with paid vacation in accordance with the most favorable past practice of the Company as in effect for Executive immediately prior to such Change in Control;

               iv. any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement for Cause, death or Disability;

               v.   any failure by the Company to comply with and satisfy
          Section 10(c) of this Agreement; or

               vi. any requirement that the Executive (A) be based anywhere more than fifty (50) miles from the office where the Executive is currently located or (B) travel on Company business to an extent substantially greater than the Executive's current travel obligations.

          d. Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          e. Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, (ii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iii) if the Executive's employment is terminated by the Executive, thirty days after the giving of such notice by the Executive provided that the Company may elect to place the Executive on paid leave for all or any part of such 30-day period.

          f. Change in Control. "Change in Control" means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties on an arm's-length basis, pursuant to which (a) such party or parties, directly or indirectly, acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting stock of the Company, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, or (c) prior to an initial public offering of the Company Common Stock pursuant to an offering registered under the 1933 Act, Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, and its affiliates cease to have the ability to elect, directly or indirectly, a majority of the Board of Directors of the Company.

     4.   Obligations of the Company upon Termination.

          a. Death or Disability. If, during the Employment Period, the Executive's employment shall terminate on account of death or Disability:

               i. the Company shall pay to the Executive or his estate or beneficiaries in a lump sum in cash within 30 days after the Date of Termination the sum of (x) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (y) the product of (1) the Target Bonus and (2) a fraction, the numerator of which is the number of whole and partial months in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 12, to the extent not theretofore paid (the sum of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the "Accrued Obligations");

               ii. to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive or his estate or beneficiaries any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice of or contract or agreement with the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

               iii. the Company shall pay to the Executive or his estate or beneficiaries in a lump sum in cash within 30 days after the Date of Termination an amount equal to the product of (x) two (2) and (y) the sum of the Executive's current Annual Base Salary and Target Bonus.

          b. By the Company for Cause; By the Executive Other than for Good Reason. If the Executive's employment is terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and (ii) the Other Benefits.

          c. By the Company Other than for Cause, Death or Disability; By the Executive for Good Reason. If, during the Employment Period, the Executive's employment is terminated by the Executive for Good Reason or by the Company other than for Cause and other than on account of death or Disability:

          i. the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of:

          1.   the Accrued Obligations; and

          2. the amount equal to the product of (x) two (2) and (y) the sum of the Executive's current Annual Base Salary and Target Bonus;

          ii.  the Company shall provide the Executive with the Other Benefits;
          and

          d.   Welfare Benefits. In the event of a termination described in
Section 4(a) or 4(c), for a period of two (2) years following Executive's Date of Termination the Company shall continue to provide medical, dental and life insurance benefits to the Executive, his spouse and children under age 25 on the same basis, including without limitation employee contributions, as such benefits are then currently provided to the Executive ("Welfare Benefits"); provided that the provision of such Welfare Benefits shall cease in the event Executive becomes eligible to receive comparable benefits from another employer (either because he becomes employed by, or becomes an independent contractor with respect to such employer).

     5. Noncompetition and Nonsolicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company's and its subsidiaries' trade secrets and other confidential information concerning the Company and such subsidiaries and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive agrees that:

          a. Noncompetition. During the period commencing on the Effective Date and ending on the second anniversary of the date Executive's employment with the Company terminates (such period the "Restricted Period"), Executive shall not, for himself or on behalf of any other person, firm, partnership, corporation, or other entity, engage, directly or indirectly, as an executive, agent, representative, consultant, partner, shareholder or holder of any other financial interest, in any business that competes with the Company in the business of the production, distribution or sales of eggs or egg products, refrigerated potato products or branded cheese products (a "Competing Business"), it being understood and agreed that Executive shall not be in violation of this restriction where Executive is employed by a person, firm, partnership, corporation, or other entity engaged in a variety of activities, including the Competing Business, so long as Executive is not engaged in or responsible for the Competing Business of such entity. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding publicly traded stock of any class of a Competing Business so long as Executive has no active participation in the business of such entity, except to the extent permitted above. Executive acknowledges that this Agreement, and specifically, this Section 5 does not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive's ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise.

          b. Nonsolicitation. During the Restricted Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, (ii) knowingly hire any person who was an employee of the Company or any of its subsidiaries within 180 days prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its subsidiaries and with which the Company or any of its subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its subsidiaries in the one-year period immediately preceding Executive's termination of employment with the Company.

          c. Enforcement. The parties to this Agreement hereby agree and stipulate that (i) the restrictions contained in this Agreement are reasonable and necessary in order to protect the Company's and its subsidiaries' legitimate business interests and (ii) in the event of any breach or violation of this Agreement or of any provision hereof by Executive, the Company and its subsidiaries will have no adequate remedy at law and will suffer irreparable loss and damage thereby. The parties hereby further agree and stipulate that in the event of any such breach or violation, either threatened or actual, the Company's and its subsidiaries' rights shall include, in addition to any and all other rights available to the Company and its subsidiaries at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by Executive. The prevailing party to any legal action, arbitration or other proceeding commenced in connection with enforcing any provision of this Section 5, including without limitation, obtaining the injunctive relief provided by this Section 5 shall be entitled to recover all court costs, reasonable attorneys' fees, and related expenses incurred by such party. Executive further agrees that no bond need be filed in connection with any request by the Company and its subsidiaries for a temporary restraining order or for temporary or preliminary injunctive relief.

          d. Additional Acknowledgments. Executive acknowledges that the provisions of this Section 5 are in consideration of: (i) employment with the Company, (ii) the issuance by THL-MF Investors, LLC, a Delaware limited liability company ("Investors"), to Executive of Investors' Class A Units, Investors' Class B Units and Investors' Class C Units pursuant to the terms of that certain Management Unit Subscription Agreement, dated as of the date hereof, by and between Investors and Executive (the "Management Unit Subscription Agreement"), and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive acknowledges (i) that the business of the Company and its subsidiaries is national in scope and without geographical limitation and (ii) notwithstanding the state of incorporation or principal office of the Company or any of its subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

     6. Deferral of Certain Compensation. The Company will defer certain amounts payable to the Executive in accordance with and pursuant to a Deferred Compensation Plan in the form attached hereto as Exhibit A, and an election form attached thereto.

     7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement; provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.

     8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) pursued or defended against in good faith by the Executive regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

     9.   Certain Additional Payments by the Company.

          a. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that, (i) with respect to the transaction contemplated by that certain Agreement and Plan of Merger dated October 10, 2003 by and among THL Food Products Co., M-Foods Holdings, Inc., as amended, and the Shareholders of M-Foods Holdings, Inc., the Company shall in no event be required to make any Gross-Up Payment to any employee of the Company or its Subsidiaries with respect to such transaction, to the extent that, when taken together with all Gross-Up Payments made to all employees in respect of such transaction, the Gross-Up Payments would exceed $6,300,000 in the aggregate and (ii) with respect to any transaction (or series of related transactions giving rise to such Excise Tax) other than the one described in clause (i), the Company shall in no event be required to make any Gross-Up Payment to any employee of the Company or its Subsidiaries with respect to any such transaction, to the extent that, when taken together with all Gross-Up Payments made to all other employees in respect of such transaction, the Gross-up Payments would exceed $16,300,000 in the aggregate; provided further that in the event the aggregate amount of Gross-Up Payments required to be made by the Company in connection with any transaction, together with any Gross-Up Payments made in respect of all previous transactions occurring on or after the date hereof, exceeds the applicable limitation set forth in the preceding sentence, the Executive shall be entitled to receive the lesser of (i) the actual amount of Gross-Up Payment payable to the Executive as calculated above or (ii) a pro rata portion of the aggregate Gross-Up Payments paid by the Company to all employees (such pro rata portion to be determined based upon the ratio of (A) the full Gross-Up Payment the Executive would be otherwise entitled to receive hereunder but for such limitation, to (B) the full aggregate Gross-Up Payments to be paid to all employees but for such limitation). For purposes of this Agreement, the term "Reduced Amount" shall mean the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 120% of the Reduced Amount, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

          b. Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          c. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               i. give the Company any information reasonably requested by the Company relating to such claim,

               ii. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               iii. cooperate with the Company in good faith in order to effectively contest such claim, and

               iv. permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          d. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
     Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          e. Notwithstanding anything contained herein to the contrary, in connection with any transaction or series of transactions occurring after the date hereof, the Executive shall not be entitled to any Gross-Up Payment unless the Executive shall have provided to the Company such documentation as the Company may reasonably request to permit the Company to claim that a portion of the Payments do not constitute "parachute payments" under Section 280G of the Code. The Executive shall only be required to deliver such documentation with respect to an amount of the Payments in excess of the Reduced Amount.

     10.  Successors.

          a. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

     11.  Miscellaneous.

          a. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    If to the Executive:

                    John D. Reedy
                    7262 Gordon Drive
                    Eden Prairie, MN 55346

                    If to the Company:

                    Michael Foods, Inc.
                    301 Carlson Parkway
                    Suite 400
                    Minnetonka, MN 55305
                    Telecopy Number: (612) 546-3711
                    Attention: Secretary

                    with a copy to:

                    Thomas H. Lee Equity Fund V, L.P.
                    c/o Thomas H. Lee Partners, L.P.

                    75 State Street
                    Boston, MA 02109
                    Attention: Anthony J. DiNovi
                    Kent Weldon
                    Todd Abbrecht

                    and a copy to:

                    Weil, Gotshal & Manges LLP
                    100 Federal Street
                    34th Floor
                    Boston, MA 02110
                    Attention: James Westra, Esq.

     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          c. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          d. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          e. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          f. From and after the Effective Date this Agreement shall supersede any other employment agreement between the parties with respect to the subject matter hereof. Without limiting the foregoing, the parties hereby acknowledge that certain Employment Agreement dated as of April 10, 2001 between the Company, Holdings and the Executive is hereby terminated in all respects and shall have no further force or effect.

          g. Subject to the provisions of Section 3(d), there shall be no limitation on the ability of the Company to terminate the Executive at any time with or without Cause.

                ***Remainder Of Page Intentionally Left Blank***

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                        /s/ John D. Reedy
                                        ----------------------------------------
                                        John D. Reedy

                                        MICHAEL FOODS, INC.


                                        By:  /s/ Gregg A. Ostrander
                                           -------------------------------------

                                        Title:
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                                        THL FOOD PRODUCTS HOLDING CO.


                                        By:  /s/ Gregg A. Ostrander
                                           -------------------------------------

                                        Title:
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